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                                                                    EXHIBIT 99.1

(CENTRAL PARKING CORPORATION LOGO)                                  NEWS

             2401 21st Avenue South, Suite 200, Nashville, TN 37212
                       (615) 297-4255 Fax: (615) 297-6240

FOR IMMEDIATE RELEASE

INVESTOR CONTACT: Monroe J. Carell, Jr.      MEDIA CONTACT: Richard Jonardi
                  Chairman and                              Communications
                  Chief Executive Officer                   Manager
                  (615) 297-4255                            (615) 297-4255
                  mcarell@parking.com                       rjonardi@parking.com

                      CENTRAL PARKING CORPORATION PROVIDES
              UPDATE ON PROCESS TO EVALUATE STRATEGIC ALTERNATIVES

NASHVILLE, TENN. (April 21, 2005) -- Central Parking Corporation (NYSE: CPC) today provided an update to its announcement of March 14, 2005 that it had retained Morgan Stanley to assist in evaluating various strategic alternatives to maximize shareholder value. The Company stated that it has received significant interest from parties in pursuing a strategic transaction involving the Company. As previously announced, the Company and its board expect to complete a review of strategic alternatives and take any actions arising from this review during the next several months. However, there can be no assurance that this process will result in a transaction. The Company expects that it will make no further announcement in connection with this process unless and until it engages in a transaction that would require disclosure.

Central Parking Corporation, headquartered in Nashville, Tennessee, is a leading provider of parking and transportation-related services. As of December 31, 2004 the Company operated more than 3,400 parking facilities containing over 1.5 million spaces at locations in 37 states, the District of Columbia, Canada, Puerto Rico, the United Kingdom, the Republic of Ireland, Chile, Colombia, Germany, Mexico, Peru, Poland, Spain, Switzerland, Venezuela and Greece.

Certain statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company's actual results or performance to materially differ from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks and uncertainties, including, without limitation, risks and uncertainties regarding the evaluation of strategic alternatives and any transaction that could result from such evaluation. These risks and uncertainties are in addition to risks, uncertainties, and other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company cautions investors that any forward-looking statements made by the Company are not necessarily indicative of future performance. The Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.